Exhibit 8.1

List of Subsidiaries of De Rigo S.p.A.

Name	Country of Incorporation
De Rigo Vision S.p.A.	Italy
Vogart Line España S.a.	Spain
De Rigo (UK) Ltd.	United Kingdom
De Rigo Hellas A.E.E.	Greece
De Rigo France S.a.	France
De Rigo Asia Ltd.	Hong Kong
De Rigo Hong Kong Ltd.	Hong Kong
De Rigo Japan Co., Ltd.	Japan
De Rigo U.S.A., INC.	United States
European Vision Ltd.	United Kingdom
Vantios Group Ltd.	United Kingdom
Dollond & Aitchison Ltd.	United Kingdom
D&A Contact Lenses Ltd.	Jersey
D&A Eyewear Ltd.	United Kingdom
D&A Professional Services Ltd.	United Kingdom
Vantios Ltd.	United Kingdom
Bindi Investment Ltd.	Jersey
General Optica Internacional S.a.	Spain
General Optica Ltd.	United Kingdom
General Optica S.a.	Spain
DR2 S.r.l.	Italy
Base 1 S.r.l.	Italy